July 25, 2022
Sean Lannon

Dear Sean:

As you know, the Board of Directors (the “Board”) of Axalta Coating Systems, Ltd. (“Axalta”) is wanting to ensure retention of certain key members of management. At this time, it is imperative that we retain employees, such as you, who are critical to achieving our business objectives. Axalta Coating Systems, LLC (the “Company”), therefore, is pleased to offer you this Retention Agreement.

1.    Eligibility for Retention Bonus.

You have been selected as eligible to receive a retention bonus in the amount of $3,500,000.00 (the “Retention Bonus”). To receive the Retention Bonus, we ask that you return an executed original of this Retention Agreement by [•]. The Retention Bonus will be paid to you, minus applicable tax withholdings, as soon as practicable and in no event more than 45 days after you return an executed version of this Retention Agreement. Except as otherwise set forth in section 3, to retain the Retention Bonus, you must remain continuously employed with the Company or, in the event of a Change in Control (as defined below), with an entity that is a party to the Change in Control (or an affiliate of such an entity) (a “Successor Employer”) through the entire Retention Period (as hereinafter defined). For purposes of this Retention Agreement, you will be deemed continuously employed during any approved leave of absence. As described in sections 3 and 4 below, if you fail to satisfy this continuous employment condition, you may be required to repay all of the Retention Bonus.

2.    Retention Period.

The “Retention Period” is 24 months, commencing as of the date hereof. For purposes of this Retention Agreement, the term “Change in Control” means (a) the acquisition by a person or entity of more than 50% of the total combined voting power of Axalta’s voting securities outstanding immediately after such acquisition, (b) a change in the majority of the Board during any period of two consecutive years, whereby individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person or entity that shall have entered into an agreement with Axalta to effect an acquisition, merger of similar transaction of or with Axalta) whose election by the Board or nomination for election by Axalta’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (c) the consummation of (i) a merger, consolidation, reorganization, or business combination, (ii) a sale or other disposition of all or substantially all of Axalta’s assets in any single transaction or series of related transactions or (iii) the acquisition of assets or stock of another entity, in each case other than a transaction: (A) immediately after which Axalta’s shareholders continue to control the entity that, as a result of the transaction, controls, directly or indirectly, Axalta or owns, directly or indirectly, all or substantially all of Axalta’s assets or otherwise succeeds to the business of Axalta (Axalta or such person, the “Successor Entity”) directly or indirectly, and (B) after which no person or entity beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity, or (d) a liquidation or dissolution of Axalta that has been approved by Axalta’s shareholders.

3.    Termination or Resignation During Retention Period.

a.    Termination without Cause. You will be entitled to retain the entire Retention Bonus if your employment is terminated by the Company or a Successor Employer other than for Cause during the Retention Period, provided that you satisfy the Separation and Release Agreement Requirement described in section 3(f) below. For these purposes, a termination of employment will be deemed not to have occurred in connection with a Change in Control if you have continuous employment with the Company or a Successor Employer without any intervening period of unemployment. As used in this Retention Agreement, “Cause” shall have the meaning set forth in your Executive Restrictive Covenant and Severance Agreement, as in effect as of the date of this Retention Agreement.

b.    Resignation for Good Reason. You will be entitled to retain the entire Retention Bonus if you terminate your employment with the Company or a Successor Employer for Good Reason during the Retention Period, provided that you satisfy the Separation and Release Agreement Requirement described in section 3(f) below. As used in this Retention Agreement, the term “Good Reason” shall have the meaning set forth in your Executive Restrictive Covenant and Severance Agreement, as in effect as of the date of this Retention Agreement.

c.    Termination for Cause or Resignation other than for Good Reason. You will be required to repay your entire Retention Bonus in accordance with Section 4 below if, during the Retention Period (i) your employment is terminated for Cause or (ii) you resign from your position other than for Good Reason.

d.    Termination Due to Death. If your employment terminates during the Retention Period due to your death, your heirs shall be entitled to retain the entire Retention Bonus.

e.    Termination Due to Disability. If the Company or a Successor Employer terminates your employment during the Retention Period due to your Disability, provided that you satisfy the Separation and Release Agreement Requirement described in section 3(f) below, you shall be entitled to retain the entire Retention Bonus. As used in this Retention Agreement, “Disability” shall mean, at any time the Company, a Successor Employer or any of their affiliates sponsors a long-term disability plan in which you are a participant, “disability” (or words of similar import) as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if you qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether you have a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company, a Successor Employer or an affiliate does not sponsor a long-term disability plan in which you participate, Disability shall mean your inability to perform, with or without reasonable accommodation, the essential functions of your position for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or the Successor Employer or its insurers and reasonably acceptable to you or your legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.

f.    Separation and Release Agreement Requirement. If your employment terminates for a reason described in section 3(c) above, you will be required to repay the entire Retention Bonus in accordance with section 4 below. If your employment terminates for a reason described in sections 3(a), (b) or (e) above, to be entitled to retain the Retention Bonus, you must execute a Separation and Release Agreement provided to you by the Company or, if applicable, your Successor Employer, within the time period set forth in the Separation and Release Agreement and you must not revoke the Separation and Release Agreement. This requirement to execute and not revoke the Separation and Release Agreement is referred to in this Retention Agreement as the “Separation and Release Agreement Requirement.” If you fail to satisfy the Separation and Release Agreement Requirement, you will be required to repay the entire Retention Bonus in accordance with section 4 below.

4.    Repayment of the Retention Bonus. If your employment terminates and, pursuant to section 3, you are not entitled to retain the Retention Bonus, you agree to repay to the Company, or if applicable, your Successor Employer, the gross amount of the Retention Bonus within 60 days following the date your employment terminates.

    5.    At-Will Employment. Nothing in this Retention Agreement alters the at-will nature of your employment with the Company, and both you and the Company remain free to terminate the employment relationship between you and the Company at any time.

    6.    Assignment; Successors. This Retention Agreement may not be assigned by you, but may be assigned by the Company. This Retention Agreement shall be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under this Retention Agreement if no succession had taken place and, in such case, references in this Retention Agreement to the Company shall be read as references to the successor entity.

7.    Tax Consequences. Nothing in this Retention Agreement shall be construed as a guarantee of any particular tax treatment to you. You shall be solely responsible for the tax consequences with respect to all amounts payable under this Retention Agreement.

8.    Miscellaneous. This Retention Agreement constitutes the entire understanding and agreement between you and the Company regarding the Retention Bonus and shall supersede any prior or existing agreement or understanding regarding the same subject matter. The rights and obligations of the parties hereunder shall be interpreted and enforced in accordance with the law of the Commonwealth of Pennsylvania, without giving effect to any choice-of-law rule that would require application of the law of a different jurisdiction.

9.    Confidentiality. The contents of this Retention Agreement are confidential. You shall not disclose the contents of this Retention Agreement to anyone other than immediate family, a financial planner or an accountant, or the Company’s Chief Executive Officer, General Counsel or Chief Human Resources Officer.

10.    Recoupment Right. The Retention Bonus paid hereunder is subject to the Company’s Incentive Compensation Recoupment Policy. Accordingly, notwithstanding anything in this Retention Agreement to the contrary, if you breach any non-competition, non- solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any agreement with the Company or an affiliate, the Company may require you to repay all or a portion of the Retention Bonus, in accordance with the terms of that Policy.

[Signature Page Follows]

To accept the Retention Agreement and express your intent to be legally bound to its terms and conditions, please sign and date in the spaces provided below for “Agreed and Accepted By.” Please return a signed copy to [•] on or before [•].

Regards,

[•]

In consideration of the mutual promises set forth herein, and intending to be legally bound hereby, I agree to the terms and conditions of this Retention Agreement.

AGREED AND ACCEPTED BY:

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Name (Please Print)

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